Exhibit 10.1

Termination Agreement of the Share Transfer Agreement

Party A: Hedetang Holdings Group Co., Limited

Party B: Shaanxi New Silk Road Kiwifruit Group Inc.

Whereas, on June 15, 2016, Party A and Party B signed a Share Transfer Agreement (hereinafter referred to as "the Agreement"). Pursuant to the Agreement, Party A transfers 51% equity share (the “Shares”) of Hedetang Foods Industry (Xi’an) Co., Ltd. (hereinafter referred to as " Foods Industry (Xi’an)" and its original name was Shaanxi Guoweiduomei Beverage Co, Limited) that it owned to Party B (representing RMB 102 million of the registered capital of Foods Industry (Xi’an)). The tentative total transfer price of the Shares is RMB 300 million and Party B shall pay the full total transfer price under the Agreement to Party A by bank wire within six months of the effective date of the Agreement. Party B could also entrust a third-party to make such payment. After the execution, the Agreement cannot be performed due to the approval process of the higher level authority which has control over Party B and Party B still has not paid the transfer price to Party A in accordance with the Agreement as of the date of this agreement, which has passed the deadline for the payment of transfer price agreed by the parties.

After full negotiation, Parties reached an agreement regarding to the termination of Share Transfer Agreement dated June 15, 2016 and related matters as follows and to be abided by them.

1) Upon the execution of this agreement, the Share Transfer Agreement dated June 15, 2016 is terminated. Upon the date of termination, the rights and obligations of Party A and Party B under the Agreement are terminated and Party B is no longer a shareholder of Foods Industry (Xi’an) and shall no longer enjoy the rights and assume the responsbilities as a shareholder of Foods Industry (Xi’an).

2) Within 60 days of the execution of this agreement, Party B shall unconditionally cooperate with Party A to transfer 51% equity share of Foods Industry (Xi’an) back to Party A or any third party designated by Party A.

3) Representations and Warranties

(i) Party B promises it will cooperate with Party A to complete the administrative processes with local State Administration of Industry and Commerce, Tax Bureau and other government authorities regarding to the equity transfer specified in Article 2 of this agreement and Party B promises these processes to be completed in the required time period under Article 2.

ii) After Party B completes all the requirements in accordance with this agreement, Party A promises not to make claims or pursue any actions against Party B pursuant to the Share Transfer Agreement dated June 15, 2016.

4) Any dispute arising out of or in connection with this agreement shall be settled through negotiation. If no agreement can be reached, either party can bring this dispute to the local court where this agreement is signed.

5) Any matters not covered in this agreement should be solved by the parties through negotiation.

6) This agreement shall take effect when it is signed and sealed by both parties. This agreement is executed in four originals. Each party keeps two original copies which have the same legal effect.

(No text below, signature page follows)

Party A: Hedetang Holdings Group Co., Limited (Seal)

Legal Representative: (Signature)

Party B: Shaanxi New Silk Road Kiwifruit Group Inc. (Seal)

Legal Representative: (signature)

Place of Signing: Mei county Baoji City Date

Date: January 26, 2017.

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